Exhibit 23.1.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Northern Star Acquisition Corp. on Form S-4 Amendment # 2 (File No 333-252603) of our report dated July 30, 2020, except for the second paragraph of Note 8 as to which the date is November 10, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statement of Northern Star Acquisition Corp. as of July 21, 2020 and for the period from July 8, 2020 (inception) through July 21, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 26, 2021